EXHIBIT 99.1

                    News Release
FOR IMMEDIATE RELEASE

DATE:	May 16, 2007

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports First Quarter 2007 Earnings, Issuance of
$6 million of Trust Preferred Securities, and Completion of
Operating System Consolidation

Mount Laurel, NJ, May 16, 2007 -- Sterling Banks, Inc. (NASDAQ: STBK), the newly formed bank holding company of Sterling Bank, today reported a net loss for the quarter ending March 31, 2007, of $49,000. Net income for the quarter ended March 31, 2006 amounted to $382,000. On a basic and diluted per share basis, the net loss for the first quarter of 2007 was $0.01 per share, compared to net income of $0.08 per share (on both a basic and diluted basis and adjusted for stock dividends), for the first quarter of 2006.

As of March 31, 2007, assets totaled $437 million, compared to assets of $354 million on March 31, 2006. Total loans amounted to $327 million on March 31, 2007, compared to total loans on March 31, 2006, of $268 million. Total deposits were $389 million on March 31, 2007, compared to $298 million on March 31, 2006.

These results reflect the completion on March 16, 2007, of the acquisition of Farnsworth Bancorp, Inc., and its primary operating subsidiary, Peoples Savings Bank, as previously announced. Subsequent to this, on April 13th, 2007, organizational and operating activities were consolidated, and the two locally focused entities now operate exclusively as Sterling Bank. On May 1, 2007, Sterling Banks, Inc. completed the issuance of $6.0 million of Trust Preferred Securities, providing enhanced capital to support the activities of the corporation.

The framework and basis for the results of the first quarter 2007 was the execution of the June 23, 2006 definitive agreement to purchase Peoples Savings Bank, and the formation of the bank holding company, Sterling Banks, Inc. as the corporation through which the acquisition would be completed. Additionally, and included in this process was the attainment of the required regulatory agency approvals, including the Securities and Exchange Commission, the Federal Reserve System, and the New Jersey Department of Banking, along with authorization to commence trading under the new name and symbol, STBK, by NASDAQ.

Robert H. King, President and CEO noted, “We are excited to welcome our new shareholders, customers, and staff. Sterling Bank has significantly elevated its operating platform, and from its expanded base of 11 retail locations, serving a wider geographic region, is well positioned in very attractive markets, and prepared to compete at enhanced levels. We are quite pleased with the operating transition which has now been completed.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the three months ended, March 31, 2007 and March 31, 2006
	Three Months Ended
	March 31, 2007	March 31, 2006
INCOME STATEMENT
Interest income	$5,641,000	$5,633,000
Interest expense	2,733,000	2,441,000
Net interest income	2,908,000	3,192,000
Provision for loan losses	56,000	45,000
Net interest income after provision for loan losses	2,852,000	3,147,000
Noninterest income	169,000	154,000
Noninterest expenses	3,084,000	2,685,000
(Loss) Income before taxes	(63,000)	616,000
Income tax (benefit) expense	(14,000)	234,000
Net (loss) income	$(49,000)	$382,000

PER SHARE DATA
Basic and diluted (losses) earnings per share	$0.01	$0.08
Dividends paid on common shares	$0.03	$0.03

Average shares outstanding - Basic	4,924,000	4,766,000
Average shares outstanding - Diluted	4,924,000	4,874,000

BALANCE SHEET
Assets
Cash & due from banks	$20,696,000	$13,876,000
Federal funds sold	2,272,000	4,999,000
Total investment securities	55,370,000	54,503,000
Restricted stock	1,407,000	1,835,000
Total loans	327,425,000	267,954,000
Allowance for loan losses	(2,833,000)	(1,198,000)
Other assets	32,247,000	11,538,000
Total assets	$436,584,000	$353,507,000
Liabilities
Total deposits	$389,046,000	$298,338,000
Total borrowings	1,050,000	19,735,000
Other liabilities	2,964,000	1,125,000
Total liabilities	393,060,000	319,198,000
Shareholders' equity
Common stock	11,112,000	9,078,000
Additional paid-in capital	30,200,000	23,281,000
Retained earnings	2,738,000	2,992,000
Accumulated other comprehensive losses	(526,000)	(1,042,000)
Total shareholders' equity	43,524,000	34,309,000
Total liabilities and shareholders’ equity	$436,584,000	$353,507,000

PERFORMANCE RATIOS
Book value per share	$7.83	$7.20
Tangible book value per share	$5.10	$7.20
Return on average assets	(0.06%)	0.43%
Return on average equity	(0.73%)	4.53%
Net interest margin	3.64%	3.82%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $437 million as of March 31, 2007 and is headquartered in Mount Laurel Township, Burlington County. Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its ten other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK". For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control). Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.